                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement"), dated as of November 12, 1997, by and among STERLING CHEMICALS HOLDINGS CORPORATION, a Delaware corporation ("Holdings"), STERLING CHEMICALS, INC., a Delaware corporation and a wholly-owned subsidiary of Holdings ("Sterling" and, together with Holdings, "Employers"), and David G. Elkins ("Employee").

         WHEREAS, Employers desire to employ Employee as a senior officer and Employee desires to serve in such capacity, in each case on the terms and conditions, and for the consideration, set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                         Definitions and Interpretations

1.01.             Definitions

                  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:

                  "Base Salary" shall have the meaning specified in Section
         3.01.

                  "Board" shall mean the Board of Directors of Holdings.

                  "Bonus Plan" has the meaning specified in Section 3.02.

                  "Chairman" shall mean the Chairman of the Board of Holdings

                  "Change of Control" shall have the meaning specified in the Incentive Plan.

                  "Code" shall mean the Internal Revenue Code of 1986, as in effect from time to time.

                  "Confidential Information" shall have the meaning specified in
         Section 5.02.

                  "Constituent Companies" shall mean, collectively, Holdings, Sterling and all other direct or indirect subsidiaries of Holdings.

                  "Disability" shall mean a physical or mental condition of Employee that (i) prevents


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         Employee from being able to perform the services required under this
         Agreement, (ii) has continued for a period of at least 180 days during any period of twelve consecutive months and (iii) is reasonably expected to continue.

                  "Dispute" shall have the meaning specified in Section 6.01.

                  "Employment Period" shall have the meaning specified in
         Section 2.01.

                  "Fair Market Value" shall have the meaning specified in the Incentive Plan.

                  "Forfeiture Contingency" shall have the meaning specified in
         Section 3.03(b).

                  "Good Reason" shall mean (a) a material alteration by either Employer in the nature or status of Employee's positions, functions, duties or responsibilities from those he had on January 1, 1998 or from those described in Section 2.02(a), including any change which would
         (i) alter Employee's reporting responsibilities described in Section 2.02(a) or (ii) cause Employee's positions and functions with Employers to become of less dignity or importance than those described in Section 2.02(a); (b) the failure of Employers to maintain plans and programs entitling Employee to benefits that, in the aggregate, are at least as favorable to Employee as those available to Employee as of January 1, 1998; (c) the failure of either Employer to observe or perform any provision contained in Article III, Article VI, Section 7.03, 7.05 or
         Section 7.06; (d) the failure of either Employer to observe or perform any other provision of this Agreement or any provision of any indemnification agreement between Employee and Employers (or either of them), but only if such failure shall continue unremedied for more than 30 days after written notice thereof is given by Employee to Employers;
         (e) the failure of either Employer to elect or re-elect, or to appoint or re-appoint, Employee to the offices described in Section 2.02(a);
         (f) the failure of Employers to maintain in full force and effect an insurance policy (having a scope and containing terms and conditions at least as favorable as those in effect on the date thereof) insuring their respective directors and officers against personal liability for acts or omissions in connection with service as a director or officer of any Constituent Company or service in other capacities at the request of either Employer; or (g) any act or omission of any Constituent Company which is contrary to any advice, opinion or instruction given by Employee in the performance of services hereunder and which constitutes a violation of any law (whether statutory. administrative, judicial and other) applicable to such Constituent Company or any of its properties, assets, securities, business or employees.

                  "Holdings" shall have the meaning specified in the recitals of this Agreement.

                  "Incentive Plan" shall mean the Sterling Chemicals Holdings, Inc. Omnibus Stock Awards and Incentive Plan, as amended from time to time.

                  "IPO" shall have the meaning specified in the Incentive Plan.

                  "Legal Department" shall mean the in-house legal department serving Employers and



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         all other Constituent Companies.

                  "Miscellaneous Benefits" shall have the meaning specified in
         Section 3.16(a).

                  "Misconduct" shall mean (a) the willful commission by Employee of acts that are both dishonest and demonstrably injurious to the Constituent Companies (monetarily or otherwise), taken as a whole, in any material respect; (b) the violation of the Company's drug and alcohol policy (c) the conviction of Employee for a felony offense; or
         (d) the failure by Employee to perform of any of his obligations under this Agreement, but only if such failure was not caused by disability or incapacity and shall have continued unremedied for more than 30 days after written notice thereof is given to Employee by Employers. For purposes of the foregoing, no act or failure to act on the part of Employee shall be considered "willful" unless such act or failure to act was not in good faith and was without reasonable belief that his action or failure to act was in the best interest of Employers, and no act or failure to act on the part of Employee shall be considered "willful" if it is solely the result of his bad judgment or negligence.

                  "Notice of Termination" shall mean, as appropriate, (a) a notice from Employee to Employers purporting to terminate Employee's employment in accordance with Section 4.01, which notice shall be dated the date it is given, specify the Termination Date, state whether or not such termination is for Good Reason or Disability and, if so, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination or (b) a notice from Employers to Employee purporting to terminate Employee's employment in accordance with Section 4.02, which notice shall be dated the date it is given, specify the Termination Date, state whether or not such termination is for Misconduct or Disability and, if so, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. Any Notice of Termination which is not in compliance with the foregoing requirements shall be invalid and ineffective. Any Notice of Termination given by Employers after the death of Employee shall be invalid and ineffective. Any Notice of Termination given by Employers after Employee has given a valid Notice of Termination shall be ineffective and vice versa.

                  "Pension Plan" shall mean the Sterling Chemicals, Inc. Amended and Restated Salaried Employees' Pension Plan (Effective as of May 1,
         1996), as amended from time to time.

                  "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust and an unincorporated organization.

                  "Restricted Shares" shall have the meaning specified in
         Section 3.03(b).

                  "Stock Grant" shall have the meaning specified in Section 3.03(a).

                  "Stock Option" shall have the meaning specified in Section 3.04(a).

                  "Stockholders Agreement" shall mean the Sterling Chemicals Holdings, Inc. Stockholders Agreement effective as of August 21, 1996, as amended from time to time.



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                  "Termination Date" shall mean the termination date specified in a Notice of Termination delivered in accordance with Article IV, provided that in no event shall such termination date be less than 30 nor more than 60 days after the date such Notice of Termination is given.

                  "Transfer Restriction" shall have the meaning specified in
         Section 3.03(c).

1.02.             Interpretation

                  In this Agreement, unless a clear contrary intention appears,
(i) the words "herein," "hereof' and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) reference to any Article or Section, means such Article or Section hereof, (iii) the words "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term, and (iv) where any provision of this Agreement refers to action to be taken by any party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party. The Article and Section headings herein are for convenience only and shall not affect the construction hereof. No provision of this Agreement shall be interpreted or construed against any party solely because that party or its legal representative drafted such provision.


                                   ARTICLE II

                     Employment: Term, Positions and Duties

2.01.             Employment: Term

                  Each Employer hereby employees Employee in a senior executive capacity and Employee hereby accepts employment by each Employer, in each case on the terms and conditions, and for the consideration, set forth in this Agreement. Employee's employment hereunder shall begin on January 1, 1998 and shall continue until terminated in accordance with Article IV (the "Employment Period").

2.01.             Positions and Duties

                  (a) While employed hereunder, Employee shall serve as Vice President, General Counsel and Secretary of each Employer and shall have and may exercise all of the powers, functions, duties and responsibilities normally attributable to such positions, including any such duties and responsibilities as are set forth with respect to such positions in the Employers' respective certificates of incorporation and bylaws, as from time to time in effect. Without limitation of the foregoing, Employee shall be the principal legal officer of the Constituent Companies and, as such, shall be in charge of the Legal Department. All officers and employees assigned to the Legal Department (other than Employee) shall report directly to



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Employee. Employee's standing in the job classification scheme for senior officers of the Employers shall be no less than the third highest tier or level. During the Employment Period, Employee shall report directly to the Chairman.

                  (b) While employed hereunder, Employee shall observe and comply with all lawful policies, directions instructions of the Chairman and/or the Board which are consistent with paragraph (a) above and shall devote substantially all of his business time, attention, skill and efforts to the faithful and efficient performance of his duties hereunder. Notwithstanding the foregoing. Employee may engage in the following activities so long as they do not interfere in any material respect with the performance of Employee's duties hereunder: (i) serve on corporate, bar association, civic, religious or charitable board or committee, (ii) serve as a Representative under the Contingent Stock Agreement executed by The Rouse Company as of January 1, 1996,
(iii) deliver lectures and fulfill speaking engagements and (iv) manage his personal investments.

                  (c) While employed hereunder, Employee shall at all times conduct himself in such a manner as not to knowingly prejudice, in any material respect, the reputation of any Constituent Company in the fields of business in which it engaged or with the investment community or the public at large.

                                   ARTICLE III

                            Compensation and Benefits

3.01.             Base Salary

                  For services rendered by Employee under this Agreement, Employers shall pay to Employee an annual cash base salary ("Base Salary") in the amount of $200,000. The Board shall review the Base Salary at least annually and may increase the amount of the Base Salary at any time as the Board may deem appropriate in its sole discretion. If the Base Salary is increased, it may not thereafter be decreased unless a proportionally similar decrease is made to the base salaries of all other senior executives of Employers; provided that in no event may the Base Salary be decreased below $200,000. The Base Salary shall be proportionally increased in the event there is a general increase in the base salaries of other senior executives of either Employer. The Base Salary shall be paid at regular intervals in accordance with Holdings' payroll policies for senior executives as from time to time in effect.

3.02.             Bonuses

                  During the Employment Period, Employee shall be entitled to participate in the bonus/incentive compensation plan for executive officers of Employers in general, as from time to time amended by the Board (the "Bonus Plan"). Employee's annual target bonus under the Bonus Plan for each fiscal year (or fraction thereof) during the Employment Period shall be not less than 65% of the Base Salary for such fiscal year. Each bonus shall be paid to Employee at such time or times provided in the Bonus Plan.



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3.03.             Stock Grant

                  (a) As soon as practicable after January 1, 1998, Holdings shall issue and deliver to Employee pursuant to the Incentive Plan 5,000 shares of Common Stock of Holdings in consideration of Employee's agreement to become an employee of Employers and to enter into this Agreement (the "Stock Grant"). The following provisions of this Section 3.03 constitute the Restricted Stock Agreement required with respect to the Stock Grant under Paragraph IX(e) of the Incentive Plan.

                  (b) 3,750 of the shares included in the Stock Grant (the "Restricted Shares") shall be subject to automatic forfeiture in the event Employee's employment is terminated by Employee pursuant to Section 4.01 other than for Good Reason or Disability or by Employers pursuant to Section 4.02 for Misconduct; provided, however, that such forfeiture contingency (the "Forfeiture Contingency") shall automatically lapse (i) as to one-third of the Restricted Shares on January 1, 1999 if Employee's employment is not so terminated by such date, (ii) as to an additional one-third of the Restricted Shares on January 1, 2000 if Employee's employment is not so terminated by such date and (iii) as to an additional one-third of the Restricted Shares on January 1, 2001 if Employee's employment is not so terminated by such date and, provided further, that the Forfeiture Contingency shall automatically lapse as all Restricted Shares which have not been previously forfeited as aforesaid (A) upon the occurrence of a Change of Control or an IPO, (B) in the event of Employee's death, (C) upon Employee's retirement or (D) in the event Employee's employment is terminated by Employee for Good Reason or Disability or by Employers for any reason other than Misconduct. If any of the Restricted Shares are forfeited pursuant to this paragraph (b), Employee shall be obligated, for no consideration, to promptly surrender such Restricted Shares to Holdings. Holdings may require Employee to execute and deliver stock powers in the event of forfeiture.

                  (c) Employee will not sell, transfer or otherwise dispose of any of the Restricted Shares which remain subject to the Forfeiture Contingency except for transfers by will or by laws of descent and distribution. The foregoing transfer restriction is hereinafter referred to as the "Transfer Restriction". The Transfer Restriction shall automatically terminate with respect to each Restricted Share when the Forfeiture Contingency lapses with respect to such Restricted Share.

                  (d) Except as expressly set forth above in this Section 3.03,
(i) the Stock Grant shall be irrevocable and unconditional and (ii) none of the shares included in the Stock Grant shall be subject to forfeiture or surrender for any reason nor shall they be subject to any transfer restriction of any kind except that such shares shall be subject to the provisions of the Stockholders Agreement and to the transfer restrictions imposed by applicable securities laws.

                  (e) Certificates evidencing the Restricted Shares will be issued in the Employee's name. Holdings may cause such certificates to bear a legend setting forth or incorporating the Forfeiture Contingency and the Transfer Restriction, and Holdings may cause



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such certificates to be delivered upon issuance to an officer of Holdings as a depository for safekeeping until the Forfeiture Contingency and the Transfer Restriction lapse with respect thereto or until forfeiture occurs with respect thereto pursuant to paragraph (b) above. If the Forfeiture Contingency lapses as to any Restricted Shares evidenced by a certificate bearing a legend setting forth or incorporating the Forfeiture Contingency and the Transfer Restriction, then, if requested by Employee, Holdings will promptly cause a new certificate to be issued in the name of Employee without such legend.

                  (f) Employee shall be entitled to receive all dividends and distributions in respect of the Restricted Shares (subject to applicable tax withholding), to vote the Restricted Shares and to give consents, waivers and ratification with respect to the Restricted Shares; provided, however, that dividends and distributions applicable to any Restricted Shares may be held by Holdings until (i) the Forfeiture Contingency lapses with respect to such Restricted Shares, at which time such distributions shall be paid to Employee or his designee without interest or (ii) forfeiture occurs with respect to such Restricted Shares pursuant to paragraph (b) above, at which time such distributions shall be forfeited.

3.04.             Stock Option

                  (a) Effective as of January 1, 1998, Employee is hereby granted pursuant to the Inventive Plan an option (the "Stock Option") to purchase 60,000 shares of Common Stock of Holdings, with an exercise price per share equal to $12.00, subject to adjustment as provided in Paragraph XII of the Incentive Plan. The following provisions of this Section 3.04 constitute the Option Agreement required with respect to the Stock Option under Paragraph VII(d) of the Incentive Plan.

                  (b) The Stock Option shall become exercisable as to 25% of the shares covered thereby on January 1 in each of the years 1999, 2000, 2001 and 2002, so that the Stock Option will be exercisable in full on January 1, 2002. The Stock Option may be exercised in whole or in part or in two or more successive parts. In no event shall the Stock Option be exercisable after January 1, 2008.

                   (c) Upon the exercise of the Stock Option, Employee shall pay to Holdings an amount equal to the exercise price, such amount to be paid, at the election of Employee, (i) in cash, (ii) by delivering to Holdings issued and outstanding shares of Holdings' Common Stock which have an aggregate Fair Market Value at the date of exercise equal to the exercise price, (iii) by directly Holdings to sell a sufficient number of shares to be acquired on exercise of the Stock Option through a broker approved by Holdings, in which event the proceeds of such sale shall be applied by Holdings to the payment of the exercise price, with any surplus then remaining to be paid to Employee or his designee or (iv) by any combination of the foregoing.

                  (d) The Stock Option shall become automatically vested in full upon Employee's death or retirement, upon the occurrence of a Change of Control or an IPO or in the event Employee's employment is terminated by Employee or Employers for Disability or by



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Employee for Good Reason.

                  (e) The Stock Option shall not be transferable by Employee except for transfers permitted by the Incentive Plan, transfers by will or by laws of descent and distribution and transfers to (A) the spouse, children or grandchildren of Employee ("Immediate Family Members"), (B) a trust or trusts for the exclusive benefit of one or more of the Immediate Family Members and, if applicable, Employee, (C) a partnership in which one or more of the Immediate Family Members and, if applicable, Employee are the only partners or (D) organizations which are exempt from taxation under section 501(a) of the Code as an organization described in section 501(c)(3) of the Code. During the lifetime of Employee, the Stock Option may not be exercised to anyone other than Employee or the Person to whom such Stock Option has been transferred in accordance with this Section 3.04.

                  (f) The Stock Option may be exercised from time to time by a notice in writing which identifies the Stock Option and specifies the number of shares in respect of which it is being exercised. Such notice shall be delivered to the Treasurer of Holdings or addressed to such Treasurer at the principal corporate offices of Holdings. The date of exercise of the Stock Option shall be the date the exercise notice is hand delivered or mailed (as the case may be) to the Treasurer of Holdings. An election to exercise the Stock Option shall be irrevocable.

3.05.             Right to Purchase Additional Shares of Common Stock

                  Holdings agrees that Employee shave have the right, at his option, to purchase up to 80,000 shares of Common Stock of Holdings for $12 per share, payable in cash. Such shares are in addition to the shares referred to in Sections 3.03 and 3.04. In order to purchase any shares under this Section 3.05, Employee must notify Holdings in writing on or before April 30, 1998, which notice shall (i) refer to this Section 3.05, (ii) specify the number of shares which Employee desires to purchase, (iii) specify the closing date for such purchase (not later than 15 days after the giving of such notice or April 30, 1998, whichever is later) and (iv) be delivered to the Treasurer of Holdings or addressed to such Treasurer at the principal corporate offices of Holdings. No shares of stock purchased under this Section 3.05 shall be subject to vesting, forfeiture, surrender or restriction of any kind except that such shares shall be subject to the provisions of the Stockholders Agreement and to the transfer restrictions imposed by applicable securities laws.

3.06.             Registration of Employee Shares

                  The parties recognize that, from time to time after the date hereof, Holdings may register shares or units of its equity securities under the Securities Act of 1933, as amended, for sale or distribution to the public and that Employee may desire to include in such registration all or a portion of the shares of Common Stock of Holdings then owned by Employee (collectively, the "Employee Shares"), including shares acquired by Employee pursuant to the Stock Grant, shares purchased by Employee pursuant to Section 3.05 and shares purchased by Employee upon exercise of the Stock Option. Accordingly, if Holdings decides to effect a registration of any of



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its equity securities (other than a registration on Form S-4 or Form S-8 or any successor or similar form) for sale or distribution to the public during the Employment Period, then Holdings will consult with Employee regarding Employee's desire to include all or a portion of the Employee Shares in such registration. If Employee requests the inclusion of any of the Employee Shares in such registration. Holdings shall accommodate such request, subject to customary terms and conditions; provided, however, that in no event shall Holdings be obligated to include any Employee Shares in any registration if (i) such registration is to be effected in a form and in a manner that, in the sole discretion of Holdings, would not permit the inclusion of the Employee Shares in such registration without having a material adverse effect on such registration or (ii) Holdings determines that the inclusion of such Employee Shares would materially interfere with or infringe upon the demand or "piggyback" registration rights of other holders of equity securities of Holdings.

3.07.             Insurance

                  (a) At all times during the Employment Period, Employers will maintain or cause to be maintained, without cost to Employee, a term life insurance policy on the life of Employee in the amount of $2,000,000, the proceeds of which, in the event of Employee's death, shall be payable to one or more beneficiaries designed by Employee or, in the absence of any such designation, to his estate. Notwithstanding the forgoing, if Employee fails to qualify for such insurance policy during any period within the Employment Period, Holdings shall not be required to provide such coverage but, instead, shall pay to Employee a lump sum cash payment equal to the premiums Employers would have otherwise paid in order to maintain such policy for such period.

                  (b) During the Employment Period, Employers shall pay for the cost (not to exceed $l,000 per year) of a $5,000,000 excess liability insurance policy for the benefit of Employee.

                   (c) The insurance benefits described in this Section 3.07 are in addition to those available to Employee under the benefit plans and programs provided to senior executives of Employers in general.

3.08.             Vacation

                  During the Employment Period, Employee shall be entitled to not less than four weeks of paid vacation per year or such greater number of vacation days as may be permitted in accordance with Holdings' vacation policy (as from time to time amended) for senior executives in general. Employee shall not be entitled to accumulate or carryover unused vacation time or pay from year to year except to the extent permitted in accordance with such vacation policy (as from time to time amended).

3.09.             Annual Physical Examination: Parking

                  During the Employment Period, Employers shall (a) pay for the cost of an annual



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physical examination of Employee to be conducted by a doctor or clinic selected by Employee and (b) provide, at no cost to Employee, a parking space for Employee that is convenient to Employee's office.

3.10.             Professional Fees

                  Employers shall reimburse Employee for up to $5,000 (such greater amount as may be offered to senior executives in general or approved by the Board) per year for financial advisory, legal, accounting and tax planning fees and expenses paid or incurred by Employee during the Employment Period.

3.11.             Luncheon Club Membership

                  Employers shall reimburse Employee for the membership fee and the monthly dues paid or incurred by Employee during the Employment Period with respect to one luncheon club located in Houston, Texas to be selected by Employee.

3.12.             Business Expenses

                  Each Employer shall, in accordance with the rules and policies that it may establish from time to time for senior executives, reimburse Employee for business expenses reasonable incurred in the performance of Employee's duties hereunder, including dues and fees to industry and professional organizations. It is understood that Employee is authorized, during the Employment Period, to incur reasonable business expenses for promoting the businesses and reputations of the Constituent Companies, including reasonable expenditures for travel, lodging, meals and client and/or business associate entertainment. Requests for reimbursement for such expenses must be accompanied by appropriate documentation.

3.13.             Cellular Telephone: Pager: Computer

                  During the Employment Period, Employers shall provide, at no cost to Employee, a first-class cellular telephone for Employee and pay all charges and other costs relating to Employee's use thereof in connection with his powers, authority and duties hereunder. During the Employment Period, Employers shall provide, at no cost to Employee, a first-class pager and laptop computer for Employee and pay all charges and other costs relating to the use thereof.

3.14.             Bar Association Dues, etc.

                  During the Employment Period, Employers shall pay or reimburse Employee for (i) all dues and reasonable expenses relating to his membership in the American Bar Association, the Texas Bar Association, the Houston Bar Association, the American Bar Foundation, The Texas Business Law Foundation, the Society of Corporate Secretaries and other professional organizations, (ii) all reasonable continuing legal education expenses incurred by Employee and (iii) all attorney occupation taxes imposed on Employee by the State of Texas.



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3.15.             Retirement Income

                  If Employee retires, he shall be entitled to receive from Employers a monthly payment for life in the form of a single life annuity commencing on the effective date of his retirement (the "Retirement Date"). The amount of each such monthly payment shall be determined by multiplying 1.2% times the Average Monthly Earnings times Years of Service. As used herein, "Average Monthly Earnings" means (i) if the Retirement Date occurs prior to January 1, 2001, the average of Employee's monthly earnings during the period commencing on January 1, 1998 and ending on the Retirement Date and (ii) if the Retirement Date occurs on or after January 1, 2001, the average of Employee's monthly earnings during the 36 months immediately prior to the Retirement Date; provided, however, if the Retirement Date occurs before Employee attains age 65, then Average Monthly Earnings shall be reduced by one-fourth of one percent for each whole calendar month by which the Retirement Date precedes the date on which Employee will attain age 65. As used herein, "Years of Service" means the number of calendar years (or fractions thereof) during the period commencing on January 1, 1993 and ending on the Retirement Date. For purposes of this Section 3.15, Employee's monthly earnings during any period shall be determined in accordance with the Pension Plan. If Employee has a spouse on the Retirement Date, then Employee shall receive all monthly payments under this Section 3.15 in the form of a joint and survivor annuity and such payments shall be actuarially equivalent to the amounts otherwise payable to Employee in accordance with this Section 3.15. The benefits described in this Section 3.15 are in addition to those available to Employee under the benefit plans and programs provided to senior executives of Employers in general.

3.16              Other Benefits: Service Credit

                  (a) Employee shall be entitled to receive all fringe benefits and other perquisites that may be offered by each Employer from time to time to its other senior executives on terms no less favorable to Employee than the terms offered to such other executives (collectively, the "Miscellaneous Benefits"), including (i) participation in all life, healthcare, medical, retiree medical, dental and disability insurance plans and programs, (ii) participation in the Pension Plan, Holdings' Pension Benefit Equalization Plan, Holdings' Supplemental Employee Retirement Plan, Holdings' Profit Sharing Plan, Holding's Salaried Disability Income Plan and Holdings' Employee Stock Ownership Plan, (iii) participation in all bonus, profit sharing and incentive compensation plans, programs and arrangements, (iv) participation in all change in control/severance pay/separation pay plans, programs and practices, (v) automobile allowances, (vi) club memberships and (vii) participation in all other employee benefit plans, programs or arrangements provided to senior executives of Employers (or either of them) in general, subject, in each case, to meeting the applicable eligibility requirements. However, nothing in this
Section 3.16 shall be deemed to prohibit Employers from making any changes in any of the plans, programs or benefits described in the foregoing sentence, provided the change similarly affects all senior executives of Employers similarly situated. If and to the extent a particular benefit of other perquisite is provided to Employee by two or more provisions of this Agreement, unless a clear contrary intention appears, the provision which is most favorable to Employee shall govern and control to the exclusion of the other provisions.



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

                  (b) For purposes of this Section 3.16, Employee shall be deemed to have been continuously employed by the Employers since January 1, 1993 and, accordingly, Employee shall be credited with five years of service as of January 1, 1998 for purposes of determining Employee's eligibility, benefits and vesting under all the plans, programs and benefits referred to in paragraph (a) above other than the Pension Plan and any other plan which is a "qualified plan" within the meaning of section 401(a) of the Code.

                                   ARTICLE IV

                            Termination of Employment

4.01.             Employee's Right of Termination

                  Employees may, at any time, terminate his employment hereunder for any reason by delivering a Notice of Termination to Employers.

4.02.             Employers' Right of Termination

                  Employers may, at any time, terminate Employee's employment hereunder for any reason by delivery a Notice of Termination to Employee.

4.03. Termination by Employers for any Reason other than Misconduct or Disability and Termination by Employee for Good Reason

                  The following provisions shall apply if Employee terminates his employment in accordance with Section 4.01 for a Good Reason or if Employers terminate Employee's employment in accordance with Section 4.02 for any reason other than Misconduct or Disability:

                  (a) Severance Payment. Employers shall promptly pay to Employee a lump sum cash payment equal to the sum of (i) 300% of the Base Salary as in effect on the date of the Notice of Termination plus
         (ii) the projected bonus for Employee under the Bonus Plan (or any replacement or substitute plan) for the fiscal year that includes the date of the Notice of Termination, and the succeeding two fiscal years (such projection to be based on Holdings' reasonable estimate of the financial performance of Holdings and its subsidiaries for such fiscal years) plus (iii) all unused vacation time accrued by Employee as of the Termination Date in accordance with this Agreement and Employers' vacation policies for senior executives plus (iv) all unpaid vested Miscellaneous Benefits earned or accrued as of the Termination Date plus (v) all amounts owing to Employee under Sections 3.09, 3.10, 3.11, 3.12, 3.13, 3.14 and 3.16 plus (vi) all amounts forfeited by Employee as a result of such termination under employee benefit plans or programs maintained or sponsored by either Employer plus (vii) any additional amounts or benefits which may be required by applicable law, including the Employee Retirement Income Security Act of 1974, as amended from time to time, minus (viii) the total amount of any separation or severance pay actually paid in cash by Employers to Employee under any plan, program or practice of Employers (other than this Agreement). Notwithstanding the foregoing, if the relevant Notice of Termination is given after December 31, 1999, then the amount of the lump sum payment due under this paragraph (a) shall be determined in accordance with
         Section 4.04.

                  (b) Insurance Coverage. During the 36-month period following the Termination Date, Employers, at their cost, shall maintain in full force and effect for the continued benefit of Employee and Employee's dependents all benefits available to Employee and Employee's dependents on the date of the Notice of Termination under all medical (including dental and vision plans), life insurance and disability insurance plans and programs of such Employer, provided that (i) Employee's continued participation is possible under the terms and provisions of such plans and programs and (ii) Employee pays the regular employee premium, if any, required by such plans and programs. In the event that participation by Employee (or his dependents) in any such plan or program after the Termination Date is barred pursuant to the terms thereof, or in the event either Employer shall terminate any such plan or program, such Employer shall either (x) obtain for Employee (and/or his dependents) comparable coverage from other sources or (y) pay to Employee a lump sum cash payment equal to the value of such participation (and related benefits) for such 36-month period or the remaining portion thereof, as the case may be. Notwithstanding the foregoing, the obligations of Employers under this paragraph (b) to maintain or arrange for the benefits described above shall cease if and when Employee becomes employed on a full-time basis by a third party which provides Employee and his dependents with substantially similar benefits. Notwithstanding the foregoing, if the relevant Notice of Termination is given after December 31, 1999, then this clause (b) shall not apply.

                  (c) Outplacement Counseling. Employers shall pay for outplacement counseling with a Person mutually agreeable to Employee and Holdings to begin one month following the date of the Notice of Termination and continuing for a period of eighteen consecutive months.

                  (d) Acceleration of Vesting. Notwithstanding any provision herein or elsewhere to the contrary, any vesting, lapse of time or similar requirement under any plan (other than the Pension Plan and any other plan which is a "qualified plan" within the meaning of section 401(a) of the Code) or program in which Employee may participate shall be accelerated to the date of the Notice of Termination and any conditions to Employee's entitlement to any benefits under any of such plans or programs shall be deemed to have been satisfied. Without limitation of the foregoing, (i) all stock options (including the Stock Option) granted to Employee by either Employer shall become and be fully vested and immediately exercisable in accordance with the otherwise applicable terms thereof and shall remain fully exercisable for the remainder of the particular option period and (ii) the Forfeiture Contingency and the Transfer Restriction shall immediately lapse in their entirety. No acceleration under this paragraph (d) shall be deemed to constitute severance or separation pay.

4.04.             Termination for other Reasons or upon Death

                  If Employee dies before his employment is terminated in accordance with Section 4.01 or 4.02 or if Employee's employment is terminated in accordance with Section 4.01 or 4.02 for any reason not covered by Section 4.03, Employers shall pay to Employee as soon as practicable a lump sum cash payment for (i) any unpaid Base Salary earned hereunder as of the date of death or termination, (ii) all unused vacation time accrued by Employee as of the date of death or termination in accordance with this Agreement and Employers' vacation policies for senior executives, (iii) all unpaid vested Miscellaneous Benefits earned or accrued as of the date of death or termination, (iv) all amounts owing to Employee under Sections 3.09, 3.10, 3.11, 3.12, 3.13, 3.14 and 3.16, (v) the annual target bonus for Employee under the Bonus Plan (or any replacement or substitute plan) for the fiscal year that includes the date of death or termination, prorated as of such date, and (vi) any additional amounts or benefits which may be required by applicable law, including the Employee Retirement Income Security Act of 1974, as amended from time to time.

4.05.             Payment of Benefits During Pendency of Dispute. etc.

                  (a) Neither Employee's death nor the termination of his employment hereunder shall alter or impair (i) any of Employee's rights or benefits in respect of the Stock Grant except as provided in Section 3.03, (ii) any of Employee's rights or benefits under the Stock Option except as provided in Section 3.04, (iii) any of the Miscellaneous Benefits earned or accrued as of the date of death or termination or (iv) any employee benefits, rights, privileges or claims accruing to Employee, whether under this Agreement or otherwise, prior to or as a result of such death or termination.

                  (b) Holdings may, within 10 business days after its receipt of a Notice of Termination given by Employee, provide notice to Employee, that a dispute exists concerning the facts and circumstances claimed to be the basis for such termination, in which event such dispute shall be resolved in accordance with Article VI. Employee may, within 10 business days after his receipt of a Notice of Termination given by Holdings, provide notice to Holdings that a dispute exists concerning the facts and circumstances claimed to be the basis for such termination, in which event such dispute shall be resolved in accordance with Article VI. No dispute may be raised with respect to any of such facts or circumstances after such 10-day period has lapsed.

                  (c) Notwithstanding the pendency of any such dispute and notwithstanding any provision herein to the contrary, Employers will (i) make the Stock Grant (if not already made) in accordance with Section 3.03 and (ii) continue to pay Employee the Base Salary in effect when the notice giving rise to the dispute was given and continue Employee as a participant in all compensation and benefit plans in which Employee was participating when the notice giving rise to the dispute was given, in each case until the dispute is finally resolved or until 180 days after the date of such notice, whichever is sooner. If (i) Holdings gives a Notice of

Termination to Employee, (ii) Employee disputes the termination as contemplated by this Section 4.05 and (iii) such dispute is finally resolved in favor of Employers in accordance with Article VI, then Employee shall be required to refund to Employers any amounts paid to Employee under this Section 4.05 but only if, and then only to the extent, Employee is not otherwise entitled to receive such amounts under this Agreement. Employee agrees to pay interest to Employers on any amount required to be refunded to Employers pursuant to the preceding sentence, such interest to accrue for the period from the due date until paid at the rate of 6% per annum.


                                    ARTICLE V

                            Confidential Information

5.01.             Restriction on Use

                  Employee recognizes that the services to be performed by him hereunder are special, unique and extraordinary and that, by reason of his employment with Employers and the positions described in Section 2.02(a), he may acquire Confidential Information (defined below) concerning one or more Constituent Companies, the use or disclosure of which might cause the Constituent Companies substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee agrees that he will not (directly or indirectly) at any time, whether during or after his employment hereunder, disclose any such Confidential Information to any Person except (i) as required by applicable law, (ii) in connection with the performance of his duties and the rendering of services hereunder, (iii) in connection with the enforcement of his rights under this Agreement or any other instrument. (iv) in connection with the defense or settlement of any claim, suit or action asserted or threatened against Employee by or in the right of any Constituent Company or (v) with the prior written consent of the Chairman of the Board.

5.02.             Definition

                  As used herein, "Confidential Information" means information with respect to the products, services, strategies, facilities, trade secrets and other intellectual property, pricing systems, patents and patent applications, procedures, manuals, confidential reports, financial information, business plans, prospects or opportunities of any Constituent Company; provided, however, that such term shall not include (i) any information that is or becomes generally known or available other than as a result of a disclosure by Employee,
(ii) any information that is or becomes known or available to Employee on a nonconfidential basis from a source (other than the Constituent Companies) which, to Employee's knowledge, is not prohibited from disclosing such information to Employee by a legal, contractual, fiduciary or other obligation to any Constituent Company or (iii) any general knowledge, skill or experience acquired by Employee.

5.03.             Ownership; Return to Employers

                  Employee confirms that all Confidential Information is the exclusive property of the relevant Constituent Company. All business records, papers and documents kept or made by Employee (whether electronically or otherwise) while employed hereunder relating to the business of any Constituent Company shall be and remain the property of such Constituent Company at all times. Upon the request of Holdings at any time, Employee shall promptly deliver to Holdings, and shall retain no copies of, any electronic media or written materials, records and documents made by Employee or coming into his possession while employed hereunder concerning the business or affairs of any Constituent Company other than personal materials, records and documents (including notes and correspondence) of Employee not containing proprietary information relating to such business or affairs. Notwithstanding the foregoing, Employee shall be permitted to retain copies of, or have access to, all such materials, records and documents relating to any rights, privileges or benefits of Employee or any disagreement, dispute or litigation between Employee and any Constituent Company.

5.04.             Injunctive Relief, etc.

                  Employee acknowledges that the covenants contained in this
Article V are intended for the benefit of, and may be enforced by, Employers and their respective successors and assigns. Employee further acknowledges that a breach of any of the covenants contained in this Article V may result in material irreparable injury to the Constituent Companies for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement shall cease and Employers (or either of them) shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Article V or such other relief as may be required to specifically enforce any of the covenants contained in this Article V. Employee agrees to and hereby does submit to in personam jurisdiction before each and every such court for that purpose.

5.05.             Limitation on Personal Liability

                  Employee shall not be personally liable to any Constituent Company or its stockholders for monetary damages for any breach of this Article V if Employee acted in good faith and in a manner Employee reasonably believed to be in or not opposed to the best interest of Employers. Employee shall be deemed to have met the standard of conduct required by the foregoing defense unless the contrary is conclusively established by a court of competent jurisdiction. The provisions of this Article V shall survive the termination of Employee's employment hereunder.

                                   ARTICLE VI

                               Dispute Resolution

                  6.01. As used herein, "Dispute" means any and all questions, claims, controversies or disputes arising out of or relating to this Agreement, including the construction, meaning, performance, effect or breach of this Agreement. In the event a dispute shall arise between Employee, on the one hand, and Holdings or Sterling, on the other hand, the parties agree to resolve such Dispute in accordance with the following procedure:

                  (1) A meeting shall be held promptly between Employee and Holdings, attended (in the case of Holdings) by one or more individuals with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute.

                  (2) If, within 10 days after such meeting, Employee and Holdings have not succeeded in negotiating a resolution of the Dispute, the Dispute shall be submitted to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association.

                  (3) Employee and Holdings will jointly appoint a mutually acceptable mediator seeking assistance in such regard from the American Arbitration Association if they have been unable to agree upon such appointment within 10 days following the 10-day period referred to in clause (2) above.

                  (4) Upon appointment of the mediator, Employee and Holdings agree to participate in good faith in the mediation and negotiations relating thereto for 15 days.

                  (5) If Employee and Holdings are not successful in resolving the Dispute through mediation within such 15-day period, the Dispute shall be settled by arbitration in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association.

                  (6) The fees and expenses of the mediator/arbitrators shall be borne solely by the non-prevailing party or, in the even there is no clear prevailing party, as the mediator/arbitrators deem appropriate.

                  (7) If any dispute shall arise under this Agreement involving termination of Employee's employment with Employers or involving the failure or refusal of Employers to fully perform in accordance with the terms hereof, Employers shall reimburse Employee (without duplication), on a current basis, for all reasonable legal fees and expenses, if any, incurred by Employee in connection with such dispute, together with interest thereon at the rate of 6% per annum, such interest to accrue from the date Holdings received Employee's statement for such fees and expenses through the date of payment thereof provided, however, that in the event the resolution of such dispute in accordance with this
         Article VI includes a finding denying, in all material respects, Employee's claims in such dispute, Employee shall be required to reimburse Employers, within 30 days after the date of such resolution, for all sums advanced to Employee with respect to such dispute pursuant to this paragraph (7).

                  (8) Except as provided above, each of Employee and Holdings shall pay its own costs and expenses (including, without limitation, attorneys' fees) relating to any mediation/arbitration proceeding conducted under this Article VI.

                  (9) All mediation/arbitration conferences and hearing will be held in Houston, Texas.

                  6.02. In the event there is any disputed question of law involved in any arbitration proceeding, such as the proper legal interpretation of any provision of this Agreement, the arbitrators shall make separate and distinct findings of all facts material to the disputed questions of law to be decided and, on the basis of the facts so found, express their conclusion of the question of law. The facts so found shall be conclusive and binding on the parties to the extent permitted by law, but any legal conclusion reached by the arbitrators from such facts may be submitted by either Employee or Holdings to a court of law for final determination by initiation of a civil action in the manner provided by law. Such action, to be valid, must be commenced within 20 days after receipt of the arbitrators' decision. If no such civil action is commenced within such 20-day period, the legal conclusion reached by the arbitrators shall be conclusive and binding on the parties. Any such civil action shall be submitted, heard and determined solely on the basis of the facts found by the arbitrators. Neither of Employee or Holdings shall, or shall be entitled to, submit any additional or different facts for consideration by the court. In the event any civil action is commenced under this Section 6.02 and if Employee is the party who prevails or substantially prevails (as determined by the court) in such civil action, Employee shall be entitled to recover from Employers all costs, expenses and reasonable attorneys' fees incurred by Employee in connection with such action and on appeal. In the event any civil action is commenced under this Section 6.02 and if Holdings is the party who prevails or substantially prevails (as determined by the court) in such civil action, Holdings shall be entitled to recover from Employee all costs, expenses and reasonable attorneys' fees incurred by Employers in connection with such action and on appeal.

                  6.03. Except as limited by Section 6.02, the parties agree that judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. In the event legal proceedings are commenced to enforce the rights awarded in an arbitration proceeding and if Employee is the party who prevails or substantially prevails in such legal proceeding, Employee shall be entitled to recover from Employers all costs, expenses and reasonable attorneys' fees incurred by Employee in connection with such legal proceeding and on appeal. In the event legal proceedings are commenced to enforce the rights awarded in an arbitration proceeding and if Holdings is the party who prevails or substantially prevails in such legal proceeding, Holdings shall be entitled to recover from Employee all costs, expenses and reasonable attorneys' fees incurred by Employers in connection with such legal proceeding and on appeal.

                  6.04. Al decisions and actions by Holdings under this Article VI shall be binding on Sterling and each other Constituent Company. Except as provided above, (i) no legal action may be brought by any party with respect to any Dispute and (ii) all Disputes shall be determined only in accordance with the procedures set forth above.

                                   ARTICLE VII

                                  Miscellaneous
7.01.             Notices

                  All notices and all other communications provided for in the Agreement shall be in writing and shall be sent, delivered or mailed, addressed as follows: (i) if to Employers (or either of them), at Holdings' principal office address or such other address as Holdings may have designated by written notice to Employee for purposes hereof, directed (except as otherwise provided herein) to the attention of the Chairman and (ii) if to Employee, at his residence address on the records of Holdings or to such other address as he may have designated to Holdings in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid. except that any notice of change of address shall be effective only upon receipt.

7.02.             Assignability

                  The obligations of Employee hereunder are personal and may not be assigned or delegated by Employee or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. Each Employer shall have the right to assign this Agreement and to delegate all of its rights, duties and obligations hereunder as provided in
Section 7.03, but not otherwise; provided however, that no such assignment shall relieve or discharge either Employer of or from any of its obligations under this Agreement.

7.03.             Successors: Binding Agreement

                  (a) Each Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of such Employer, by written agreement in form and substance reasonable acceptable to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that such Employer would be required to perform it if no such succession had taken place. Such agreement shall become effective concurrently with the consummation of the transaction requiring the same. A copy of such agreement shall promptly be provided to Employee. As used herein, (1) the term "Holdings" shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 7.03 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law and (ii) the term "Sterling" shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 7.03 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

                  (b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors. administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisees, legatees or other designees or, if there be no such designees, legatees or other designees, to Employee's estate. This Agreement and all rights of Employers hereunder shall inure to the benefit of and be enforceable by Employers and their respective successors and assigns.

7.04.             Tax Withholdings

                  Each Employer shall withhold from all payments hereunder all applicable taxes (federal, state or other) which it is required to withhold therefrom unless Employee has otherwise paid to such Employer the amount of such taxes.

7.05.             Gross-Up Payments

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event any income is imputed to Employee on account of any payment, distribution or benefit provided under Sections 3.05 through 3.16, then Employee shall be entitled to receive from Employers an additional payment in an amount equal to all income taxes (including any interest or penalties imposed with respect to such taxes) attributable to such imputed income.

                  (b) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of Employee in connection with his employment hereunder (a "Payment") would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, being collectively referred to below as the "Excise Tax"), then Employee shall be entitled to receive from Employers an additional payment (the "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. All determinations required to be made under this paragraph (b) shall be made by the independent accounting firm then retained by Holdings in the ordinary course of business.

7.06.             Indemnification

                  Without the prior written consent of Employee, neither Employer will amend, modify or repeal any provision of its certificate of incorporation or bylaws if such amendment, modification or repeal would materially adversely affect Employee's rights to indemnification by such Employer.

7.07.             Amendments and Waivers

                  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by any party hereto at any time of any breach by any other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.08.             Obligations Absolute

                  Employers' obligations to make the payments and arrangements provided for in this Agreement and to otherwise perform their obligations under this Agreement shall be absolute and unconditional and, except as specifically provided in this Agreement, shall not be affected by any circumstances, including any set-off, counterclaim, recoupment. defense or other claim, right or action which Employers (or either of them) may have against Employee or any other Person. Each payment made by Employers pursuant to the Agreement shall be final, and Employers shall not seek to recover all or any part of such payment from Employee (or from any other Person entitled thereto) for any reason whatsoever. In no event shall Employee be obligated to seek other employment or take any other action in mitigation of the amounts payable pursuant to any provision of this Agreement, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer or otherwise.

7.09.             Governing Law

                  THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

7.10.             Counterparts, Severability, etc.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. No right, power or remedy granted under this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other rights, powers or remedies referred to in this Agreement or otherwise available at law or in equity. The obligations of Employers hereunder shall be joint and several.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       STERLING CHEMICALS HOLDINGS, INC.


                                       By:
                                          --------------------------------------
                                            Chairman of the Board

                                       STERLING CHEMICALS, INC.


                                       By:
                                          --------------------------------------
                                            Chairman of the Board


                                       EMPLOYEE:


                                       -----------------------------------------
                                       David G. Elkins